UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

ZELTIQ Aesthetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35318	27-0119051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 474-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Bonus Plan

On March 14, 2013, the Board of Directors of ZELTIQ Aesthetics, Inc. established the ZELTIQ 2013 Corporate Bonus Plan (the “Plan”). Pursuant to the Plan, each employee has been assigned a target bonus equal to a percentage of that employee’s annual base salary (pro rated if the employee did not serve as an employee for the full calendar year 2013).

Under the Plan, the following are the percentages of base salary for each of ZELTIQ’s Chief Executive Officer, Chief Financial Officer and other named executive officer:

Mark Foley	President and Chief Executive Officer	75%
Patrick Williams	Senior Vice President and Chief Financial Officer	45%
Kristine N. Tatsutani, Ph.D.	Chief Technology Officer and Vice President of Enhanced Clinical Outcomes	45%

In the case of Mr. Foley, 100% of his bonus is initially determined based upon ZELTIQ’s achievement of the “Corporate Objective,” which is achieved if 2013 company revenue and 2013 company cash burn both are equal to, or are more favorable than, established minimums of 2013 company revenue and 2013 company cash burn as determined by the Board of Directors. In the case of Mr. Williams and Dr. Tatsutani, 70% of their respective bonuses are initially determined based upon ZELTIQ’s achievement of the “Corporate Objective,” and the remainder are initially based upon their respective performances as against their respective individual goals, which are yet to be established.

No bonus will be earned until the payment date, which is anticipated to be on or about February 15, 2014. Until that date, the Plan is subject to review and modification by the Compensation Committee of ZELTIQ at its discretion, and the Compensation Committee is authorized to increase or decrease the amount initially determined to be a bonus for each participant under the Plan at its discretion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZELTIQ AESTHETICS, INC.

Dated: March 19, 2013	By:	/s/ Sergio Garcia
Sergio Garcia
Senior Vice President, General Counsel & Secretary